U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): June 17, 2005

RED HORSE ENTERTAINMENT CORPORATION
(Exact name of registrant as specified in its charter)

0-23015
(Commission File No.)

Nevada	87-0450232
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

11828 La Grange Avenue, Los Angeles, CA 90025
(Address of principal executive offices)

(310) 473-0213
(Registrant’s telephone number)

Not Applicable
(Former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Item 8.01 Other Information

On June 17, 2005 the board of directors for Red Horse Entertainment Corporation declared a cash dividend on the common stock of $0.36 per share. The record date for determining persons entitled to participate in the dividend is July 1, 2005, and the payment date is set for July 15, 2005.

In its quarterly report on Form 10-QSB for the quarter ended March 31, 2005 previously filed with the Securities and Exchange Commission Red Horse reported that it entered into a Stock Exchange Agreement dated March 8, 2005, pursuant to which Red Horse will acquire all of the issued and outstanding capital stock of Silverstrand International Holdings Limited for 10,102,333 shares of Red Horse common voting stock, par value $0.001. The Red Horse common stock issued to the stockholders of Silverstrand International and their designees will represent approximately 95.7 percent of the issued and outstanding common stock of Red Horse immediately following the exchange.

In the past two months Red Horse has collected financial and other information on Silvertstrand International as part of its due diligence review, which is continuing and is expected to be completed by the end of June 2005. Assuming Red Horse is satisfied with that review and are there are no material adverse changes in the assets, operations, or financial condition of Silverstrand International, Red Horse believes it is possible the transaction could close in the first part of July 2005.

The foregoing paragraph is a forward-looking statement within the meaning of Section 27a of the Securities Act of 1933 and Section 21e of the Securities Exchange Act of 1934 regarding possible future events. Persons reviewing this report are cautioned that this forward-looking statement is not a guaranty of future performance, is subject to risks and uncertainties, and actual events may differ materially from those described in the forward-looking statement as a result of various factors.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RED HORSE ENTERTAINMENT CORPORATION

Date: June 17, 2005	By:	/s/ Wayne M. Rogers
Wayne M. Rogers, President